UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 15, 2008

HUIHENG MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-132056	20-4578899
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huiheng Building, Gaoxin 7 Street South, Keyuannan Road
   Nanshan District, Shenzhen Guangdong, P.R. China 518057
(Address of principal executive offices)

Registrant’s telephone number, including area code: 86-755-25331366

No. 506 Block B, Yingdali Digital Park, Hongmian Road
   Futian Free Trade Zone, Shenzhen P.R. China 518038

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

On January 15, 2008, Huiheng Medical, Inc. received confirmation of the acceptance by the Nevada Secretary of State of an Amended and Restated Certificate of Designations for its Series A Convertible Preferred Stock. The changes implemented in the Amended and Restated Certificate of Designations were to:

a.  Allowance of Stock Dividends. Amend the Certificate of Designations to permit the payment of a stock dividend on the common stock of the Company, as long as the conversion rate for the Series A Preferred Stock is adjusted for any such dividend.

b.  Deletion of Redemption Provisions. Delete in its entirety Article IV(E) of the Certificate of Designations, which provided for the requirement of the Company to redeem the shares of Series A Preferred Stock on certain conditions, and delete any other provisions in the Certificate of Designations that refer to the redemption of the Series A Preferred Stock.

c.  Revision of Conversion Provisions. Amend section (i) of Article IV(C) of the Certificate of Designations to delete the requirement associated with the automatic conversion of the Series A Preferred Stock upon the closing of an underwritten public offering exceeding specified parameters that the resale of shares of common stock underlying the preferred stock is covered by an effective registration statement; and

d.  Revision of Dividend Payments. Delete the provisions of the Certificate of Designations requiring payment of accrued dividends in the event of a voluntary conversion or an automatic conversion, so that accrued dividends are payable only on a liquidation event.

The Amended and Restated Certificate of Designations is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statement and Exhibits

Exhibit Number	Description

99.1	Amended and Restated Certificate of Designations of Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huiheng Medical, Inc.

January 15, 2008	By:	/s/ Li Bo
Li Bo Secretary